EXHIBIT 10.1

RESEARCH AGREEMENT

THIS AGREEMENT, effective as of September 17, 2007 (“Effective Date”), is made and entered into by and between INTERNATIONAL ENERY CORPORATION, having an address at Suite 216 - 1628 West 1st Avenue, Vancouver, British Columbia, V6J 1G1, Canada ("Sponsor") and THE REGENTS OF THE UNIVERSITY OF CALIFORNIA, a California Corporation, acting through its Industry Alliances Office at the University of California, Berkeley, 2150 Shattuck Avenue, Suite 950, Berkeley, CA 94704-6701 (“California”).

Recitals

WHEREAS, California has established a laboratory directed by Dr. Anastasios Melis to conduct research in the field of algal biochemistry and photosynthesis; and

WHEREAS, the Sponsor wishes to provide financial support for research at the laboratory described in Article 1 and in order to obtain certain rights with respect to the results of the research;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.

Statement of Work

California shall perform research in accordance with its proposal entitled “Hydrocarbon generation technologies in green microalgae,” which is attached hereto and incorporated herein as Exhibit A.

2.

Period of Performance

The period of performance of this agreement will be from the Effective Date through September 16, 2009 unless extended by mutual agreement or terminated in accordance with Article 14.

3.

Support for the Research

A.

Sponsor agrees to pay $238,680 to California for the support of Research, payable to California quarterly in advance.  The first payment will be due within thirty (30) days after execution of this agreement. Payment should be mailed to:

Extramural Funds Accounting

ATTN: Cynthia Kane, Manager

2195 Hearst Avenue, Room 130

Mail Code 1103

University of California

Berkeley, California 94720-1103

California will invoice Sponsor when payment is due.

B.

If, at any time, California has reason to believe that the cost of the work will exceed the amount set forth in Paragraph A above, California will notify Sponsor in writing, giving a revised budget for completion of the work. Sponsor will not be obligated to reimburse California for any cost in excess of the amount set forth in Paragraph A and California will not be obligated to continue the work or incur costs in excess of that amount unless and until this Agreement is amended in writing and duly executed on behalf of the parties.

C.

Upon expiration or termination of this Agreement California shall provide a final report of expenditures to Sponsor and return any unexpended or uncommitted funds, respectively.

4.  Project Management

A.

The work will be performed under the direction of Professor Anastasios Melis (“Principal Investigator”).  No substitution may be made for Principal Investigator without the prior written concurrence of Sponsor.

B.

California’s contact for technical matters relating to the work performed hereunder is:

Anastasios Melis, Ph.D.
University of California at Berkeley
471A Koshland Hall
Berkeley, California 94720

Ph:  (510) 642-8166

Email:  melis@nature.berkeley.edu

California’s contact for administrative matters relating to the work performed hereunder is:

Michael E. Katz, Ph.D.

Director

Industry Alliances Office
University of California

2150 Shattuck Avenue, Suite 950
Berkeley, California 94704-6701

C.

California agrees to permit Sponsor's representatives to confer as reasonably necessary with Principal Investigator. It is understood and agreed that Sponsor's representatives have no authority to supervise, direct or control the work performed hereunder.

5.   Reporting Requirements

A.

Principal Investigator will promptly make an Invention Disclosure Report to the Sponsor with respect to any new and useful process, machine, manufacture or composition of matter conceived and reduced to practice, during the term of this Agreement in the performance of Research hereunder ("Invention") reported to it by Principal Investigator or an individual working under his/her direction.

B.

Principal Investigator will furnish the Sponsor monthly brief Emails and biannual written reports, summarizing Research activity not previously reported pursuant to Article 5(A) hereof (individually, a “Research Information Report”).  Such Research Information Reports will document information and materials (including any chemical compound or substances, biological cell, or component thereof, whether derived from biological material or synthesized) developed in the course of Research hereunder, but which does not constitute an Invention ("Research Information").  The final Research Information Report within ninety (90) days of the term or termination of this Agreement, whichever occurs first.

6.  Confidentiality

A.

The Sponsor will treat as confidential all Invention Disclosure Reports and Research Information Reports, as well as any other reports, information and materials furnished hereunder which California has designated as "Confidential.”  Except to the extent permitted under a license agreement entered into pursuant to Article 7 hereof, the Sponsor will not disclose or make available any information disclosed in such Invention Disclosure Reports and Research Information Reports and other confidential reports, information, and materials to any third party without California's written permission and will use Inventions and Research Information only for the purpose of evaluating its interest in future research or possible commercial development of the results of Research.

B.

California may, but is not obligated to, receive confidential information from Sponsor. California will not disclose or make available confidential information received from the Sponsor to third parties without Sponsor's written permission. California's obligations under this paragraph apply only to information that the Sponsor has designated in writing as "Confidential" and that the Sponsor submits so marked to California.

C.

The obligations of confidentiality under this Article 6 do not apply to any information that:

1.

was known to the party receiving the information prior to receipt thereof from the other party;

2.

was or becomes a matter of public information or publicly available through no act or failure to act on the part of the party receiving the information;

3.

is acquired by the party receiving the information from a third party entitled to disclose the information to it; or

4.

is developed independently by the receiving party.

7.  Sponsor Licenses

A.

Subject to any limitations imposed by law or by the terms of a government grant, the Sponsor will be entitled to negotiate a license in good faith from California, at commercially reasonable royalty rates, license fees and other material terms and conditions to be negotiated in good faith by the parties, and with due consideration for the relative contributions of California and Sponsor required to commercialize related products, for any Invention or Research Information.  California is free to enter into a licensing agreement for any Invention or Research Information with any other person if the Sponsor does not give notice of commencement to negotiate a license with respect to any Invention or Research Information within 90 days after receipt of an Invention Disclosure Report or Research Information Report in accordance with Article 5, or if the parties are unable to reach agreement on the terms of the license agreement within 180 days after receipt of an Invention Disclosure  Report or Research Information Report.

C.

Subject to Sponsor's license rights described in paragraph (A) of this Article 7, California will have sole right, title, and interest to any Invention and Research Information.

D.

Except as expressly provided above, nothing contained in this Agreement shall be deemed to grant either directly or by implication, estoppel, or otherwise any license under any patents, patent applications or other proprietary interests of any other invention, discovery or improvement of either party.

8.  Patent Prosecution

A.

Within 90 days of receiving an Invention Disclosure Report under Article 5(A), Sponsor will advise California in writing whether it wishes a patent application to be made with respect to such Invention.

B.

If Sponsor determines that it wishes an application to be made for California inventions, California, by counsel it selects to whom Sponsor has no reasonable objection, in consultation with counsel appointed by Sponsor, will prepare, file and prosecute such application in California ‘s name and in countries designated by Sponsor.  Sponsor will reimburse California for reasonable expenses it has incurred and will pay expenses incurred in the future in so filing and prosecuting such applications, including attorneys' fees, taxes, annuities, issue fees, working fees, maintenance fees and renewal charges.

C.

If Sponsor does not wish to have a patent application filed or prosecution continued with respect to an Invention in a particular country or countries, California may file such application or continue prosecution at its own expense, and California will be free to enter into a licensing agreement for or otherwise dispose of its patent rights in such Invention for the countries for which California has filed such applications or continued such prosecution at its own expense with any other person or persons on any terms.

9.  Publication

California will have the right to publish, disclose, disseminate and use, in whole and in part, any data or information received or developed under this agreement. Copies of any proposed publication will be provided to Sponsor thirty (30) days prior to submission for Sponsor's review, comment, and identification of any of Sponsor's proprietary data which has inadvertently been included and which Sponsor wishes to have deleted. During this review period, Sponsor may also identify patentable inventions for which it wishes California to file for patent protection. In such case, California will delay publication up to an additional sixty (60) days in order to file such patent application.

10.  Title to Equipment

In the event that California purchases equipment hereunder, title to such equipment will vest in California upon acquisition.

11.  Record Retention

Financial records, supporting documents and other records pertaining to this agreement shall be maintained and retained by California for a period of three years from the termination date of this agreement.

12.  Use of Name

A.

Sponsor and California agree that neither shall use the name of the other in any advertising or publicity material, or make any form of representation or statement in relation to Research conducted under the terms of this Agreement which would constitute an express or implied endorsement of any commercial product or service, nor authorize others to do so, without first having obtained written permission from the other.

B.

Notwithstanding the foregoing, California acknowledges that Sponsor is a wholly-owned subsidiary of a corporation having a reporting obligation under the Securities Exchange Act of 1934, as amended, which has or may have certain disclosure and filing obligations under applicable law, including but not limited to the public announcement and disclosure of this Agreement and the filing of the same with the United States Securities and Exchange Commission; it is acknowledged and agreed that such disclosure and filing shall not be deemed a violation of this Agreement.

13.  Notices

Whenever any notice is to be given hereunder, it will be in writing and transmitted by receipt-confirmed facsimile, overnight courier, registered or certified mail (return receipt requested), or hand delivered as follows:

If to California:	The Regents of the University of California Industry Alliances Office 2150 Shattuck Avenue, Suite 950 University of California at Berkeley Berkeley, CA 94720-1610 Attention: Director

If to Sponsor:	International Energy Corporation Suite 216 – 1628 West 1st Avenue Vancouver, BC, V6J 1G1 Attention: Nicholas Cucinelli

14.  Term and Termination

A.

This Agreement shall be in effect as of the Effective Date and shall continue in full force and effect, for a period of two (2) years, unless earlier terminated as herein provided, for thereafter.

B.

Upon 30 days' prior written notice either party may terminate this Agreement for a material breach of the Agreement by the other party if such breach has not been cured within 30 days after written notice of the breach has been given.

C.

This Agreement shall automatically terminate if either party commits any act of bankruptcy, becomes insolvent, files a petition under any bankruptcy or insolvency act or has any such petition filed against it.

D.

The Sponsor's obligations under Articles 5,6, 9 and 12 and, except for termination because of the Sponsor's default, the Sponsor's rights under Article 7 shall survive the termination of this Agreement.

E.

On termination of this Agreement because of the Sponsor's default, the Sponsor will have no further rights hereunder, and all licenses granted pursuant to Article 7 shall automatically terminate on the date of termination of this Agreement.

15.  Assignment

This Agreement and all rights and obligations hereunder shall be binding upon and inure to the benefit of the parties, their respective successors and assigns of all of the business to which this Agreement relates.

16.  Governing Law; Miscellaneous

This agreement will be governed and construed by the laws of the State of California.  Nothing in this Agreement shall be construed as a promise by California to achieve any specific research result. In the event of a conflict between this Agreement and any attachment hereto, the terms of this Agreement will govern.

17.  Entire Agreement; Amendment

This agreement states the entire contract between the parties with respect to the subject matter of the agreement and supersedes any previous written or oral representations, statements, negotiations, or agreements. This agreement may be modified only by written amendment executed by the authorized representatives of both parties.

IN WITNESS WHEREOF, the parties hereto have caused this agreement to be executed by their duly authorized representatives.

INTERNATIONAL ENERGY CORPORATION	THE REGENTS OF THE UNIVERSITY OF CALIFORNIA
/s/ Nicholas Cucinelli	/s/ Michael E. Katz
(Signature) Name: Nicholas Cucinelli	(Signature) Name: Michael E. Katz
Title: President	Title: Director, IPIRA/Industry Alliances

Confidential: Contains Proprietary Information

ARTICLE A

International Energy Corporation

Hydrocarbon generation technologies in green microalgae

Overview of Project

Goals

Project aims to develop protocols for the growth of microalgal cultures and for the generation of long chain liquid hydrocarbons. These hydrocarbons are derived directly from the photosynthesis of the green microalgae.

Approach

Employ microalgae that naturally photosynthesize carbon dioxide (CO2) and water (H2O) to hydrocarbons, and accumulate up to 30% of their biomass in the form of a valuable biofuels.

Product Utility

•

Green algal hydrocarbons can be utilized as bio-diesel fuel in internal combustion engines.

•

Green algal hydrocarbons can further serve as feedstock in the synthetic chemistry and pharmaceutical industries.

•

The remaining green algal biomass can be divided into the elastic cell wall material (feedstock in biodegradable polymers) and the protein meal of the cells (serves as vitamin-rich animal feed).

Potential for industrial scale application

Method is easy to implement in industrial scale upon growth of the microalgae in photo-bioreactors. Process has the potential to generate renewable energy and biomass, while it sequesters carbon dioxide from the atmosphere. It is environmentally friendly and helps prevent climate change.

Detailed Project Summary

The work seeks to convert water and carbon dioxide into useful long-chain liquid hydrocarbons from the photosynthesis of unicellular microalgae. Hydrocarbons offer advantages in production, storage and utilization of renewable biofuels, as they can be harvested easily, stored in liquid form, are environmentally safe, and do not require special containment systems. Such hydrocarbons can be produced locally and be utilized as vehicular fuel, for heating, or electricity generation.  The novel concept and approach of this proposed R&D constitutes “thinking outside the box”, entails moderate risk, it has a high technical feasibility, and the potential for a substantial pay-off in a relatively short period of time.

Advantage of Unicellular microalgae: Factories of photosynthesis, seen by many as the ultimate approach to environmentally friendly energy generation, can potentially operate with a solar-to-product energy conversion efficiency of up to about 10%.

The process: The photosynthesis of microorganisms is directed toward the accumulation of hydrocarbon products, generated from carbon dioxide (CO2) and water (H2O), with energy provided by sunlight.

Advantage of the approach: Non-toxic, non-polluting, offers a renewable energy supply, carbon sequestration, and mitigation of climate change.